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                                                                    Exhibit 10.5


                       MID-TERM INCENTIVE PROGRAM OVERVIEW


INTRODUCTION

The Mid-Term Incentive ("MTI") Program for Officers and senior managers of Charles River Laboratories International, Inc. and its affiliated divisions (the "Program") is designed to provide mid-term financial incentives to those executives, senior managers, and key employees who are expected to contribute significantly to the future growth and success of Charles River. The Program is also intended to complement Charles River's annual stock option award program, and to more closely align the performance objectives of participants with Charles River's ongoing 3-year Strategic Plan objectives. The Program is specifically intended to attract and retain talented individuals with desired skills in an increasingly competitive labor market. Annual awards are made to eligible participants through the execution of a Mid-Term Performance Units Agreement ("MTI Agreement") between Charles River and the participant.

THE PROGRAM

     o    ELIGIBILITY

Participation in the Program for the current year (FY2004) is limited to employees in Charles River Salary Grades 92 and higher (or, in the case of recent acquisitions, salary grade equivalents). Eligible employees are entitled to participate on a global basis, and must be actively employed by the company at the time annual awards are made under the MTI Program in order to be eligible for an award during that year. Charles River's President & CEO has the right to exclude otherwise qualified employees from the Program if they are eligible for alternate forms of incentive compensation (e.g., participation in a post-acquisition earn-out).

     o    BASIC PROGRAM DESIGN

Each participant's performance is measured against financial or other approved objectives established for the corporation as part of its 3-year Strategic Plan. Corporate revenue and operating income objectives are typically used and are weighted equally to ensure that incentives are appropriately aligned with revenue growth and profitability objectives. Financial performance measures for each award year are taken directly from the 3-year Strategic Plan that commences that year, following review and approval by the Board of Directors in conjunction with the annual Strategic Planning process and, as required, by the Compensation Committee of the Board.

Incentive awards payable under the Program are determined by multiplying the participant's Unit Award by his or her overall MTI Award Percentage (see below).


                                                                  April 15, 2004
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BONUS CALCULATIONS

Each participant in the MTI Program is awarded a certain number of Performance Units following approval by the Compensation Committee. At the conclusion of the 3-year Strategic Plan period referenced in the MTI Agreement, the corporation's performance against sales and operating income objectives is evaluated using a matrix attached to the participant's MTI Agreement. The percentage payout yielded by this matrix determines a participant's MTI Award Percentage. Depending on performance, the number of units will be adjusted by the MTI Award Percentage per the terms of his/her MTI Agreement. Adjusted unit awards can range from zero to 200% of target.

If the unit award adjustment results in the award of performance units, within sixty (60) days of the conclusion of the 3-year performance period, the participant will receive:

     1. A cash payment in a gross amount equal to 40% of the then-current aggregate value of the award, less appropriate deductions; and

     2. A restricted stock award equal to 60% of the then-current aggregate value of the award, which will vest in equal installments over two years from the date the 3-year performance period concludes.

ATTACHMENT I to this Overview provides an example of how an award would be calculated and paid to an MTI Program participant.

This Overview is intended to provide only a brief summary of some of the significant features of the MTI Program and is not intended to fully summarize your award agreement. You should read your specific Mid-Term Performance Units Agreement in its entirety to ensure that you are familiar with and understand the terms of your award.

If you have any questions regarding the MTI Program, please contact the Sr. Vice President, Human Resources & Administration.


                                                                  April 15, 2004